SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  April 18, 1996

________________________ADVANTA Corp.____________________________
      (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer Identi-
 tion of incorporation)     Number)               fication No.)



Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware
             (Address of principal executive offices)

                               19703
                            (Zip Code)



Registrant's telephone number, including area code:  (302) 791-4400

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Item 5.     Other Events.

On April 18, 1996 Advanta Corporation announced record quarterly earnings for the first quarter 1996 with net income of $41.0 million and earnings per share of $.91, increases of 33% and 23%, respectively, over the $30.8 million and $.74 per share registered for the first quarter 1995. Earnings for the fourth quarter 1995 totalled $37.6 million or $.85 per share. From March 1995, the Company's portfolio of managed receivables increased by $5.5 billion, or 64%, to $14 billion versus the comparable period of a year ago, and grew $1.9 billion, or 15%, since the year-end 1995.

Highlights for the first quarter include the following items:

       Average managed credit card receivables posted a 57.6% increase compared to the comparable quarter of a year ago. At the close of March, ending managed credit card receivables were up 69% versus the prior year's quarter.

       The consolidated managed charge-off and delinquency rates were 2.8% and 3.2%, respectively. Charge-offs increased over the 2.3% reported in the previous quarter and the delinquency rate was slightly below the 3.3% reported for the prior period.

       The first quarter charge-off and delinquency rates for managed credit cards were 3.2% and 2.7%, respectively, as compared to 2.6% posted for both measures in the prior quarter.

       The Company added over 675,000 new credit card accounts during the quarter compared to approximately 380,000 added in the first quarter of 1995. The addition of these new accounts brings the total credit card accounts to nearly 5.5 million.

       Return on common equity remained strong at 25.8% for the quarter.

       Managed net interest margin for the quarter rose to 6.24% from 5.88% in the fourth quarter, and 5.94% in the comparable period of 1995 primarily due to the repricing of introductory rate credit cards.

       The operating expense ratio improved 13 basis points coming in at 2.80% in the first quarter, below the 2.93% and 3.01% registered in the fourth and first quarters of 1995.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibit is filed as part of this Report on Form
8-K:

          27   Financial Data Schedules.
          99   Selected summary financial data.

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                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  April 18, 1996            By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary
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                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
              ($ in millions, except per share data)


                                 Three Months Ended      % Change
                                    March 31,          1996 versus
                                 1996        1995         1995
OPERATING RESULTS

Net Revenues                   $187.7      $135.5        39%

Provision for Losses           $ 15.1      $  8.9        69%

Operating Expenses             $110.5      $ 78.1        41%

Net Income                     $ 41.0      $ 30.8        33%

Earnings Per Common Share      $  .91      $  .74        23%

Average Shares                   44.9        41.4         8%

Return on Common Equity          25.8%       26.6%       (3%)

Managed Net Interest Margin      6.24%       5.94%        5%

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                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
              ($ in millions, except per share data)

                                                             % Change
                                                             March 1996
                      March 31,  December 31,  March 31,      versus
                        1996        1995         1995        March 1995

FINANCIAL CONDITION

Gross Receivables
  - Owned               $ 3,012     $ 2,763      $1,622        86%
  - Managed             $14,091     $12,215      $8,610        64%

Total Assets
  - Owned               $ 4,985     $ 4,524      $2,846        75%
  - Managed             $16,064     $13,976      $9,834        63%

Stockholders' Equity    $   710     $   673      $  475        49%

Book Value Per
  Common Share          $ 15.17     $ 14.35      $11.87        28%

Equity/Owned Assets        14.3%       14.9%       16.7%      (14%)

Equity/Managed Assets       4.4%        4.8%        4.8%       (9%)

CREDIT QUALITY

Reserves as a % of
 Impaired Assets
  Owned Credit Cards      188.4%      185.8%      185.4%        2%
  Owned Mortgages          17.9%       18.0%       13.5%       33%
  Total Owned Receivables 153.9%      136.3%      106.0%       45%

Net Charge-off Rate
  Managed Credit Cards      3.2%        2.6%        2.2%       46%
  Managed Mortgages          .7%         .8%        1.2%      (42%)
  Total Managed Receivables 2.8%        2.3%        2.1%       33%

30+ Day Delinquency Rate
  Managed Credit Cards      2.7%        2.6%        2.1%       29%
  Managed Mortgages         5.5%        5.9%        4.7%       17%
  Total Managed Receivables 3.2%        3.3%        2.8%       14%